Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Robert Wilson – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6605

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports 2012 Results

Highlights:

•	Revenue increased approximately 17% in 2012 to a record $1.1 billion

•	2012 net cash provided by operations totaled $42.5 million

•	Fourth quarter net income declined 3% from the fourth quarter of 2011 while adjusted EBITDA increased 24%

TUCSON, ARIZONA – March 13, 2013 — The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 Results

For the fourth quarter of 2012, the Company reported revenue of $286.5 million, an increase of 17.3% from $244.3 million in the comparable period in 2011. Revenue from Providence’s non-emergency transportation (NET) services segment grew 29.9% to $200.8 million in the fourth quarter from $154.6 million in the prior year period, benefiting from new contract wins and program expansions in certain NET markets. Revenue from the social services segment declined 4.5% to $85.7 million from $89.8 million in the fourth quarter of 2011. Social services revenue was impacted primarily by the loss of workforce development contracts in certain markets and expiration of contracts related to our home based educational tutoring business.

Providence reported net income of $2.9 million, or $0.22 per diluted share, in the fourth quarter of 2012 compared to net income of $3.0 million, or $0.22 per diluted share, in the fourth quarter of 2011. Impacts to the fourth quarter 2012 results included payments of approximately $1.3 million (net of benefit of forfeiture of stock based compensation) due to the retirement of two executive officers. Adjusted EBITDA (non-GAAP) for the fourth quarter of 2012 was $13.3 million, up 24.1% from $10.7 million in the same period last year. A reconciliation of net income to Adjusted EBITDA (non-GAAP) is presented below.

The Company had approximately 15.1 million individuals eligible to receive services under its NET contracts at December 31, 2012, an increase of 33.3% from approximately 11.3 million at December 31, 2011. Providence’s direct social service client census was over 51,000 at December 31, 2012 compared to 61,000 at December 31, 2011. The decrease in the number of clients was primarily due to the loss of workforce development contracts in certain markets and expiration of contracts related to our home based educational tutoring business which resulted from waivers granted under the No Child Left Behind Act.

Full-Year 2012 Results

For the full year, the Company reported revenue of $1.1 billion, an increase of 17.3% from $943.0 million for 2011. Revenue from Providence’s NET services segment grew 29.1% to $750.7 million in 2012 from $581.5 million in the prior year period. Revenue from the social services segment decreased 1.7% to $355.2 million,

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64 E. Broadway Blvd. • Tucson, Arizona 85701 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

down from $361.4 million for 2011. A contract price reduction in one state, workforce development contract terminations, managed care reforms and waivers granted under the No Child Left Behind Act negatively impacted revenues from the social services segment.

Included in the 2012 results is a non-cash $2.5 million asset impairment charge related to certain intangible assets of the Company’s Canadian subsidiary. This charge resulted from an analysis of our Canadian operations that was triggered by a reorganization of the service delivery system in British Columbia in 2012 that required the subsidiary to rebid all of its contracts.

In 2012, net income was $8.5 million, or $0.64 per diluted share. In addition to the asset impairment charge, also impacting the 2012 results were payments related to the retirement of two executive officers, higher than expected expenses due to increased healthcare claims activity under the self-funded employee health plan and higher utilization of NET services. In 2011, the Company reported net income of $16.9 million, or $1.27 per diluted share. The 2011 results included a non-cash charge of approximately $2.5 million related to the write-off of unamortized deferred financing fees offset by a $2.7 million gain related to a June 2011 acquisition. Providence’s effective tax rate from continuing operations for 2011 and 2012 was higher than the U.S. federal statutory rate of 35% due primarily to state taxes and non-deductible stock option expense. Further, the effective tax rate for 2012 was unfavorably impacted by the asset impairment charge recorded in 2012. Adjusted EBITDA (non-GAAP) for 2012 was $43.6 million compared to $50.3 million in the same period last year. A reconciliation of net income to Adjusted EBITDA (non-GAAP) is presented below.

At December 31, 2012, the Company had unrestricted cash and cash equivalents of $55.9 million. During 2012, the Company generated a total of $42.5 million in cash from operations, of which it used $3.5 million to repurchase 293,600 shares of common stock. At December 31, 2012, the Company had total long term obligations of $130.0 million, down from $150.5 million at December 31, 2011.

“During the fourth quarter, we saw our NET margins improve sequentially as we worked to stabilize or exit some of our underperforming contracts,” said Warren Rustand, Interim Chief Executive Officer. “The impact of these margin gains was offset by the one-time charges associated with the management transition that occurred in the quarter.”

“Our newly restructured management team is committed to improving shareholder value. Initiatives include investing in our technology platform, which will enable our employees to operate our business more effectively. Operating income should improve in 2013 as a result of the cost savings generated by the operating efficiencies and the corrective actions implemented to improve poorly performing NET contracts. These steps, which included the recent decision not to rebid our Wisconsin contract, reflect our commitment to forego business that will not generate an acceptable rate of return.”

“Looking to 2014 and beyond, we believe this year’s and subsequent years’ investments will position Providence to take advantage of additional transportation outsourcing and emerging healthcare trends, including integrated healthcare and the Affordable Care Act, which is expected to result in an increased demand for the services we provide.”

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT) Thursday, March 14, 2013 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (866) 788-0542 or for international callers (857) 350-1680 and by using the passcode 40977253. A replay of the teleconference will be available on http://investor.provcorp.com. A replay will also be available until March 21, 2013 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 11430080.

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Providence Service Corporation

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is different from many of its competitors in that it provides its social services primarily in the client’s own home or in community based settings versus treatment facilities or hospitals and provides its NET management services through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to over 51,000 clients through 640 active contracts at December 31, 2012, with an approximate 15.1 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Non-GAAP Presentation

In addition to the financial results prepared in accordance with generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided EBITDA and Adjusted EBITDA, non-GAAP measurements, which present its earnings on a pro forma basis. Providence’s management utilizes these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within its industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this press release. The non-GAAP measures are not in accordance with, or an alternative for GAAP and may be different from pro forma measures used by some companies. The items excluded in the non-GAAP measures pertain to certain items that are considered to be material so that exclusion of the items would, in management’s belief, enhance a reader’s ability to compare the results of the Company’s business after excluding these items.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and September 30, 2012. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Revenues:
Home and community based services	$74,292	$78,297	$309,300	$314,556
Foster care services	8,422	8,686	33,534	34,204
Management fees	2,991	2,770	12,397	12,679
Non-emergency transportation services	200,814	154,559	750,658	581,541

	286,519	244,312	1,105,889	942,980
Operating expenses:
Client service expense	73,884	78,217	304,084	304,407
Cost of non-emergency transportation services	185,826	143,531	706,692	539,417
General and administrative expense	14,784	11,833	53,383	48,861
Asset impairment charge	—	—	2,506	—
Depreciation and amortization	3,769	3,677	15,023	13,656

Total operating expenses	278,263	237,258	1,081,688	906,341

Operating income	8,256	7,054	24,201	36,639
Other (income) expense:
Interest expense	1,834	1,940	7,640	10,206
Loss on extinguishment of debt	—	—	—	2,463
Gain on bargain purchase	—	—	—	(2,711)
Interest income	(23)	(44)	(132)	(204)

Income before income taxes	6,445	5,158	16,693	26,885
Provision for income taxes	3,580	2,204	8,211	9,945

Net income	$2,865	$2,954	$8,482	$16,940

Earnings per share:
Basic	$0.22	$0.22	$0.64	$1.28
Diluted	$0.22	$0.22	$0.64	$1.27
Weighted-average number of common shares outstanding:
Basic	13,071,342	13,256,524	13,225,448	13,242,702
Diluted	13,254,509	13,336,903	13,354,613	13,321,609

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	December 31,
	2012	2011
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$55,863	$43,184
Accounts receivable, net of allowance of $3.7 million in 2012 and $5.8 million in 2011	98,628	87,163
Management fee receivable	2,662	3,537
Other receivables	1,920	1,601
Restricted cash	1,787	4,654
Prepaid expenses and other	14,807	15,989
Deferred tax assets	532	1,965

Total current assets	176,199	158,093
Property and equipment, net	30,380	28,563
Goodwill	113,915	113,737
Intangible assets, net	49,651	59,474
Restricted cash, less current portion	10,953	10,882
Other assets	10,639	8,304

Total assets	$391,737	$379,053

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$14,000	$10,000
Accounts payable	4,569	4,461
Accrued expenses	32,976	30,654
Accrued transportation costs	61,316	47,657
Deferred revenue	7,055	2,194
Reinsurance liability reserve	12,713	11,921

Total current liabilities	132,629	106,887
Long-term obligations, less current portion	116,000	140,493
Other long-term liabilities	13,527	9,740
Deferred tax liabilities	10,894	12,910

Total liabilities	273,050	270,030
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,785,947 and 13,621,951 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	180,778	176,172
Retained deficit	(53,079)	(61,561)
Accumulated other comprehensive loss, net of tax	(893)	(1,128)
Treasury stock, at cost, 928,478 and 623,576 shares	(15,094)	(11,435)

Total Providence stockholders’ equity	111,726	102,062
Non-controlling interest	6,961	6,961

Total stockholders’ equity	118,687	109,023

Total liabilities and stockholders’ equity	$391,737	$379,053

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Year ended December 31,
	2012	2011
Operating activities
Net income	$8,482	$16,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,537	5,921
Amortization	7,486	7,735
Amortization of deferred financing costs	1,138	1,695
Loss on extinguishment of debt	—	2,463
Gain on bargain purchase	—	(2,711)
Provision for doubtful accounts	2,305	3,131
Deferred income taxes	(816)	(530)
Stock based compensation	3,873	3,675
Excess tax benefit upon exercise of stock options	(91)	(17)
Asset impairment charge	2,506	—
Other	158	645
Changes in operating assets and liabilities:
Accounts receivable	(16,589)	(9,019)
Management fee receivable	875	2,302
Other receivables	(319)	2,334
Restricted cash	163	(80)
Prepaid expenses and other	256	(680)
Reinsurance liability reserve	1,034	(431)
Accounts payable and accrued expenses	2,412	(5,342)
Accrued transportation costs	13,660	5,788
Deferred revenue	4,862	(3,179)
Other long-term liabilities	3,556	398

Net cash provided by operating activities	42,488	31,038
Investing activities
Purchase of property and equipment, net	(9,522)	(11,306)
Acquisition of businesses, net of cash acquired	(190)	(4,889)
Restricted cash for reinsured claims losses	2,633	1,692
Purchase of short-term investments, net	444	(113)

Net cash used in investing activities	(6,635)	(14,616)
Financing activities
Repurchase of common stock for treasury	(3,658)	(51)
Proceeds from common stock issued pursuant to stock option exercise	949	56
Excess tax benefit upon exercise of stock options	91	17
Proceeds from long-term debt	—	115,000
Repayment of long-term debt	(20,493)	(146,811)
Debt financing costs	(65)	(2,651)
Capital lease payments	(23)	(15)

Net cash used in financing activities	(23,199)	(34,455)

Effect of exchange rate changes on cash	25	(44)

Net change in cash	12,679	(18,077)
Cash at beginning of period	43,184	61,261

Cash at end of period	$55,863	$43,184

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Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net income	$2,865	$2,954	$8,482	$16,940
Interest expense, net	1,811	1,896	7,508	10,002
Provision for income taxes	3,580	2,204	8,211	9,945
Depreciation and amortization	3,769	3,677	15,023	13,656

EBITDA	12,025	10,731	39,224	50,543
Asset impairment charge (a)	—	—	2,506	—
Payments related to retirement of executive officers, net (b)	1,293	—	1,293	—
Strategic alternatives costs (c)	—	—	593	—
Loss on extinguishment of debt (d)	—	—	—	2,463
Gain on bargain purchase (e)	—	—	—	(2,711)

Adjusted EBITDA (f)	$13,318	$10,731	$43,616	$50,295

Notes:

a)	Due to the impact of a reorganization of the service delivery system in British Columbia, Canada during the nine months ended September 30, 2012 that required the Company’s WCG International subsidiary to rebid all of its contracts, the Company recorded an asset impairment charge totaling approximately $2.5 million related to its intangible assets for 2012.
b)	Represents payments related to the retirement of the Company’s former CEO and CFO in 2012, net of benefit of forfeiture of stock based compensation upon their departure.
c)	Represents costs incurred related to the Company’s review of strategic alternatives arising from unsolicited proposals to take the Company private. The Company terminated this review in June 2012 upon determining that a continued focus on the Company’s operations was the best alternative to maximize shareholder value.
d)	Represents a loss on extinguishment of debt resulting from the write-off of deferred financing fees related to the Company’s credit facility that was repaid in full in March 2011.
e)	Represents a gain associated with the Company’s acquisition of The ReDCo Group, Inc. in 2011 where the fair value of the acquired entity’s net assets exceeded the purchase price of said entity.
f)	Providence previously included adjustments for stock based compensation expense and certain contract start-up costs in the calculation of Adjusted EBITDA for the three and nine months ended September 30, 2012. Upon further consideration, the Company believes that these adjustments should not be included in the calculation of Adjusted EBITDA when measuring overall operating performance and comparing Providence’s current operating results with other companies within its industry.

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